Exhibit 10.4

[Form of]

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of the [__] day of [_____________], 2005 by and among Millennium Cell Inc., a Delaware corporation (the “Company”), and The Dow Chemical Company, a Delaware corporation (“Investor”).

RECITALS

WHEREAS, the Company and the Investor are parties to that certain Stock Purchase Agreement dated February 27, 2005 (the “Purchase Agreement”), pursuant to which, among other things, at the First Closing (as defined in the Purchase Agreement) the parties hereto are to enter into this Agreement; and

WHEREAS, the First Closing has occurred and, simultaneously therewith, the parties hereto are entering into this Agreement pursuant to the Purchase Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.  Definitions. For purposes of this Agreement:

1.1.  “Affiliate” means with respect to any individual, corporation, partnership, association, trust, or any other entity (in each case, a “Person”), any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation any general partner, officer or director of such Person; provided, however, that the Investor shall not be deemed an Affiliate of the Company.

1.2.  “Board” means the Board of Directors of the Company.

1.3.  “Common Stock” means the Company’s common stock, par value $0.001 per share.

1.4.   “Current Market Capitalization” means, as of any date, the product of (x) the number of shares of Common Stock outstanding (determined on a Fully Diluted Basis) multiplied by (y) the VWAP for the thirty (30)-trading day period immediately preceding such date.

1.5.   “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.6.   “Fully Diluted Basis” means, as of any date, on a fully diluted basis, as if (i) all shares of Preferred Stock, evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock had been fully converted into or exchanged for shares of Common Stock and (ii) any outstanding warrants, options or other rights to acquire shares of capital stock or convertible securities (the securities described in clauses (i) and (ii) being hereinafter referred to as “Common Stock Equivalents”) had been fully exercised (and the resulting securities fully converted into shares of Common Stock), but excluding any Common Stock Equivalents having an exercise, strike or conversion price in excess of the VWAP for the thirty (30) trading day period immediately preceding the date of such determination.

1.7.  “GAAP” means generally accepted accounting principles.

1.8.  “Initial Series A Liquidation Value” has the meaning set forth in the Purchase Agreement.

1.9.  “Initial Series B Liquidation Value” has the meaning set forth in the Purchase Agreement.

1.10.  “Joint Development Agreement” means that Joint Development Agreement between Millennium Cell Inc. and The Dow Chemical Company entered into as of the date hereof.

1.11.   “Minimum Series B Investment” means, with respect to each Closing (as defined in the Purchase Agreement), the payment by the Investor to the Company of at least $1,250,000 in exchange for Series B Preferred Stock at such Closing, subject to the terms of the Purchase Agreement.

1.12.   “New Securities” means equity securities of the Company, whether now authorized or not, or rights, options, or warrants to purchase said equity securities, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for said equity securities.

1.13.  “Preferred Stock” means the Series A Preferred Stock and Series B Preferred Stock.

1.14.  “Put Period” means that period of time from and after the date that the Investor has made the first Minimum Series B Investment under the Purchase Agreement and for so long as (i) the Investor holds 5% or more of the outstanding shares of Common Stock (determined on a Fully Diluted Basis) and (ii) the Investor has not terminated the Joint Development Agreement without Cause (as defined in the Joint Development Agreement) pursuant to Section 11.3 of the Joint Development Agreement.

1.15.  “Put Triggering Event” means the occurrence of any of the following: (i) the discontinuance of the Company’s development activities targeting sub-50 watt power systems; (ii) the incurrence by the Company of indebtedness for borrowed money (including, without limitation, debt hybrid instruments convertible into equity and similar financing arrangements and guaranties of the obligations of others) outstanding at any one time in excess of 50% of the Current Market Capitalization; (iii) the acquisition by the Company of assets, business operations or securities of a Person not engaged in the delivery of sub-50 watt power systems whereby the consideration paid in such acquisition is in excess of 50% of the Current Market Capitalization; or (iv) the sale, license or other transfer of exclusive rights to any of the Company’s intellectual property (including, without limitation, the MCEL Contributed Intellectual Property (as defined in the Joint Development Agreement) and the JDA Intellectual Property (as defined in the Joint Development Agreement) necessary for the Company’s use of sub-50 watt power systems.

1.16.   “Series A Preferred Stock” means the Company’s Series A Convertible Preferred Stock, with the powers, preferences and special rights set forth in the Series A Certificate of Designation.

1.17.  “Series B Preferred Stock” means the Company’s Series B Convertible Preferred Stock, with the powers, preferences and special rights set forth in the Series B Certificate of Designation.

1.18.  “Trading Market” means any of the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq Smallcap Market.

1.19.  “Transaction Agreements” means this Agreement, the Purchase Agreement, the Joint Development Agreement, the Cross Licensing Agreement, the Registration Rights Agreement, the Standstill Agreement, all MFN Licenses (as defined in the Cross Licensing Agreement, if any, the Patent Assignment Agreement and the Note).

1.20.  “VWAP” shall mean, with respect to any date on which a determination is required, (i) if the security is listed for trading on any Trading Market, a price, rounded to the nearest cent, equal to (A) the sum of the following product determined for each trading day in the specified number of consecutive trading days: (1) the last sale price of the security during normal business hours on a specific trading day as finally reported by the Trading Market, multiplied by (2) the number of shares of the security that were traded on such trading day on the Trading Market, divided by (B) the aggregate number of shares of the security that were traded on such trading days, and (ii) if the security is not listed for trading on any Trading Market on the date of such calculation (or on any trading day during the relevant number of trading days immediately preceding the date of such determination), the fair market value of the security determined pursuant to an appraisal process mutually satisfactory to the Company and the Investor.

1.21.  “Warrant” means any warrants convertible into shares of Common Stock issued to Investor by the Company pursuant to the Purchase Agreement.

2.  Information and Observer Rights.

2.1.  Delivery of Financial Statements. For so long as the Investor holds 5% or more of the outstanding shares of Common Stock (determined on a Fully Diluted Basis), the Company shall deliver to the Investor:

(a)  as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, the Company’s audited balance sheet and income statement as of the last day of such year, a statement of cash flows for such year and a schedule as to the sources and applications of funds for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with GAAP and a copy of the letter to management from the Company’s independent public accountants selected by the Board, unless such information is made publicly available by filing with the Securities and Exchange Commission on EDGAR;

(b)  as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, a schedule as to the sources and applications of funds for such fiscal quarter, an unaudited balance sheet, a statement of stockholder’s equity as of the end of such fiscal quarter;

(c)  as soon as practicable, but in any event promptly after the Board’s approval thereof, an annual budget and business plan for the next fiscal year (collectively, the “Budget”) prepared by the Company; and

(d)  simultaneously with the delivery thereof to the Company’s lenders and debt holders, such other information relating to the financial condition, business, prospects, operations or corporate affairs of the Company that the Company has delivered to its lenders and debt holders.

(e)  as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the number of common shares issuable upon conversion or exercise of any outstanding securities convertible or exercisable for common shares and the exchange ratio or exercise price applicable thereto and number of shares of issued stock and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Investor to calculate its percentage equity ownership in the Company and certified by the Chief Financial Officer or Chief Executive Officer of the Company as being true, complete and correct.

2.2.  Confidentiality. At such time as Investor holds 5% or more of the outstanding shares of Common Stock (determined on a Fully Diluted Basis), the Company and Investor shall enter into a mutually-satisfactory confidentiality agreement, which confidentiality agreement shall be sufficient to comply with requirements of Regulation FD under the Exchange Act and preserve the attorney-client privilege and work product privilege, if any, between the Company and its counsel and shall provide that Investor will cause the Investor Observer to comply with such confidentiality agreement.

2.3.  Inspection. The Company shall The Company shall permit the Investor, at the Investor’s expense, to visit and inspect the Company’s properties, to examine its books of accounts and financial records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times during normal business hours as may be reasonably requested in advance by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.3 to provide access to any information which would adversely affect the attorney client privilege between the Company and its counsel or to provide access to documents or other information which is covered by confidentiality agreements..

2.4.   Observer Rights. For so long as the Investor holds 5% or more of the outstanding shares of Common Stock (determined on a Fully Diluted Basis), the Investor will have the right to designate one (1) natural Person to serve as an observer at meetings of the Board and all committees thereof (the “Investor Observer”). The initial Investor Observer shall be the Director of Natural Resources of the Investor; provided, however, the Investor shall have the right to replace the Person serving as Investor Observer from time to time at its sole discretion. The Company shall give the Investor Observer copies of all notices, minutes, consents and other materials that it provides to its directors at the same time and in the same manner as provided to its directors; provided however that the Company shall not be obligated to give the Investor Observer any documents if to do so would cause such document to not be subject to the attorney-client privilege or work product privilege. The Investor Observer shall treat and hold all such information received pursuant to this Section 2.3 in confidence in accordance with the confidentiality agreement contemplated by Section 2.2 hereof. The Company hereby agrees to indemnify and hold harmless the Investor Observer to the same extent and in the same manner as the Company indemnifies its non-employee Directors.

3.  Right to Maintain Ownership.

3.1.  Subsequent Offerings. Subject to the terms and conditions specified in this Section 3.1 and applicable securities laws, in the event the Company issues any New Securities, the Company shall, prior to such issuance, make an offering of such New Securities to the Investor in accordance with the following provisions of this Section 3.1.

(a)  The Company shall deliver a notice (the “Offer Notice”) to the Investor stating (i) its intent to issue New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms upon which it proposes to offer such New Securities.

(b)  By written notification received by the Company, within ten (10) Business Days after receipt of the Offer Notice, the Investor may elect to purchase or obtain, at the price and on the terms specified in the Offer Notice, not less than that portion of such New Securities which equals the proportion that the number of shares of Common Stock (including the number of shares of Common Stock into which the Investor’s shares of Preferred Stock could be converted) then held by the Investor bears to the total number of shares of Common Stock of the Company then outstanding (on a Fully Diluted Basis) (the “Proportionate Share”).

(c)  If the Investor elects not to purchase or obtain at least its Proportionate Share of all New Securities referred to in the Offer Notice as provided in Section 3.1(b) hereof, the Company may, during the sixty (60) day period following the expiration of the period provided in Section 3.1(b) hereof, offer such New Securities (collectively, the “Refused Securities”) to any Person at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and the Company shall offer the Investor the right to purchase at least its Proportionate Share of such New Securities in accordance with this Section 3.1.

(d)  The Investor’s right to maintain ownership as provided in this Section 3.1 shall not be applicable to (i) any securities to be issued to employees, officers or directors of, or consultants or advisors to, the Company pursuant to stock purchase or stock option plans or other arrangements that are for purposes of compensation to such person in their capacity as employees, officers, directors, consultants or advisors and are approved by the Board, subject to a maximum of the lower of (x) 4,000,000 shares of Common Stock (as adjusted by stock dividends, splits, subdivisions or combinations of shares and on an as-converted basis) and (y) 10% of the outstanding shares of Common Stock (determined on a Fully Diluted Basis), (ii) any securities of any class or series issued or to be issued pursuant to any convertible debentures, options or warrants outstanding as of the date of the Joint Development Agreement; (iii) any securities of any class or series issued or to be issued pursuant to the conversion or exercise of any securities issued in connection with the Joint Development Agreement; (iv) any securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination, subject to a maximum of the lower of (x) 2,000,000 shares of Common Stock (as adjusted by stock dividends, splits, subdivisions or combinations of shares and on an as-converted basis) and (y) 5% of the outstanding shares of Common Stock (determined on a Fully Diluted Basis); or (v) any securities issued in connection with any stock split, stock dividend, recapitalization or similar transaction by the Company

; provided, however, the exceptions to Section 3.1 contained in clause (i) and clause (iv) of this paragraph shall no longer be available to the Company if, after the date hereof, the Company issues Limited Issuance Shares (as defined below) in an aggregate amount equal to or greater than the lower of (x) 5,000,000 shares of Common Stock (as adjusted by stock dividends, splits, subdivisions or combinations of shares and on an as-converted basis) and (y) 12.5% of the outstanding shares of Common Stock (determined on a Fully Diluted Basis).

The term “Limited Issuance Shares” means either (x) shares of Common Stock or (y) the maximum number of shares of Common Stock issuable upon conversion, exchange or exercise of Common Stock Equivalents:

(a)  issued to employees, officers or directors of, or consultants or advisors to, the Company pursuant to stock purchase or stock option plans or other arrangements that are for purposes of compensation to such persons in their capacity as employees, officers, directors, consultants or advisors and are approved by the Board, subject to an aggregate maximum of the lower of (x) 4,000,000 shares of Common Stock (as adjusted by stock dividends, splits, subdivisions or combinations of shares and on an as-converted basis) and (y) 10% of the outstanding shares of Common Stock (determined on a Fully Diluted Basis);

(b)  issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination, subject to an aggregate maximum of the lower of (x) 2,000,000 shares of Common Stock (as adjusted by stock dividends, splits, subdivisions or combinations of shares and on an as-converted basis) and (y) 5% of the outstanding shares of Common Stock (determined on a Fully Diluted Basis);

(c)  issued as consideration, whether in whole or in part, to any person or entity for providing services or supplying goods to the Company, subject to an aggregate maximum of the lower of (x) 2,000,000 shares of Common Stock (as adjusted by stock dividends, splits, subdivisions or combinations of shares and on an as-converted basis) and (y) 5% of the outstanding shares of Common Stock (determined on a Fully Diluted Basis);

(d)  issued to any entity which is or will be, itself or through its subsidiaries or affiliates, an operating company in a business related to or complementary with the business of the Company and in which the Company receives reasonably material benefits in addition to the investment of funds, subject to an aggregate maximum of the lower of (x) 2,000,000 shares of Common Stock (as adjusted by stock dividends, splits, subdivisions or combinations of shares and on an as-converted basis) and (y) 5% of the outstanding shares of Common Stock (determined on a Fully Diluted Basis);

(e)  issued pursuant to any equipment leasing arrangement, subject to an aggregate maximum of the lower of (x) 2,000,000 shares of Common Stock (as adjusted by stock dividends, splits, subdivisions or combinations of shares and on an as-converted basis) and (y) 5% of the outstanding shares of Common Stock (determined on a Fully Diluted Basis); and

(f)  issued to pay all or a portion of any investment banking, finders or similar fee or commission, which entitles the holders thereof to acquire shares of Common Stock at a price not less than the market price of the Common Stock on the date of such issuance and which is not subject to any adjustments other than on account of stock splits and reverse stock splits, subject to an aggregate maximum of the lower of (x) 2,000,000 shares of Common Stock (as adjusted by stock dividends, splits, subdivisions or combinations of shares and on an as-converted basis) and (y) 5% of the outstanding shares of Common Stock (determined on a Fully Diluted Basis).

4.  Investor Put Option.

4.1.  Put Rights. Subject to Section 4.2, upon the occurrence of a Put Triggering Event during the Put Period, the Investor will have the right to require the Company to purchase all or any portion of the Preferred Stock and Common Stock held by the Investor (including without limitation any Common Stock held by Investor by virtue of its exercising of any Warrants) (the “Put Right”) at a price equal to the greater of (x) the aggregate Initial Series A Liquidation Value plus the aggregate Initial Series B Liquidation Value plus the purchase price paid by the Company in connection with the exercise of any such Warrants, in each to the extent such securities are subject to the Put Right, and (y) an amount equal to the number of shares of Common Stock (on an as-converted basis) that are subject to the Put Right multiplied the VWAP for the thirty (30)-trading day period immediately preceding such date (the “Put Purchase Price”).

4.2.  Notices.

(a)  At least thirty (30) days prior to any occurrence of a Put Triggering Event, the Company may deliver a written request to the Investor describing in reasonable detail a specific Put Triggering Event that the Company intends to engage in and requesting that the

Investor not exercise its Put Right upon the occurrence of the specified Put Triggering Event (the “Company Request”). If the Investor does not respond in writing to a Company Request within thirty (30) days after receipt by the Investor thereof, the Investor shall not have a Put Right in respect of the Put Triggering Event specified in such Company Request. If the Investor agrees in writing to the request summarized in the Company Request, then the Investor shall not have a Put Right in respect of the Put Triggering Event specified in such Company Request. If the Investor does not agree in writing to the request summarized in the Company Request, then the Investor shall have a Put Right in respect of the Put Triggering Event specified in such Company Request.

(b)  Within five (5) Business Days after the occurrence of a Put Triggering Event, the Company shall provide written notice to the Investor that a Put Triggering Event has occurred (the “Put Notice”). If the Investor does not give written notice to the Company of the Investor’s exercise of the Put Right within thirty (30) calendar days after the date that the Company has furnished a Put Notice, then the Investor shall not have a Put Right in respect of such Put Triggering Event.

4.3.  Payment of the Put Purchase Price. The Company shall pay to the Investor the Put Purchase Price as follows:

(a)  25% of the Put Purchase Price shall be paid by the Company to the Investor promptly upon the Investor’s exercise of the Put Right, but in no event more than five (5) Business Days thereafter (the “Initial Put Payment”); and

(b)  simultaneously upon the payment of the Initial Put Payment, the Company shall execute and deliver a promissory note substantially in the form of Exhibit A hereto (the “Note”), which Note shall provide for the payment of the remaining Put Purchase Price in accordance with the following schedule: (i) 25% of the Put Purchase Price (plus interest thereupon at a rate of 12% per annum) shall be paid by the Company to the Investor within one hundred eighty (180) days of the Investor’s exercise of the Put Right; and (ii) 5% of the Put Purchase Price (plus interest thereupon at a rate of 12% per annum) shall be paid by the Company to the Investor on each succeeding ninety (90) day anniversary of the Investor’s exercise of the Put Right until the Put Purchase Price has been paid in full, which in no event shall be later than the third anniversary of the Company’s receipt of the Put Notice.

5.  Miscellaneous.

5.1.  Transfer; Successors and Assigns. No party shall assign any rights or obligations under this Agreement without the prior written consent of the other party, provided, however, that the Investor may assign any and all rights and obligations under this Agreement to any of its Affiliates. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.2.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws.

5.3.  Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.4.  Construction of Certain Terms. The titles of the articles, sections, and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Wherever the words “including,” “include” or “includes” are used in this Agreement, they shall be deemed followed by the words “without limitation.” References to any gender shall be deemed to mean any gender. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

5.5.  Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address or facsimile number set forth below or to such other address or facsimile number as delivered by notice to the other in accordance with this Section 5.5:

If to the Company:

Millennium Cell Inc.
1 Industrial Way West
Eatontown, New Jersey 07724
Attention: President
Facsimile: (732) 542-4010

With a copy to:

Dickstein, Shapiro, Morin & Oshinsky LLP
2101 L Street, N.W.
Washington, D.C. 20031-1526
Attention: Neil Lefkowitz
Facsimile: 202.887.0689

If to Purchaser:

If to Dow:

The Dow Chemical Company
2030 Dow Center
Midland, Michigan 48674
Attention: Director, Natural Resources Platform, Dow Ventures
Facsimile: 989.638.7133

With a copy to:

The Dow Chemical Company
2030 Dow Center
Midland, Michigan 48674
Attention: Business Counsel, Dow Ventures
Facsimile: 989.636.7594

King & Spalding LLP
1700 Pennsylvania Avenue, N.W.
Washington, D.C. 20006
Attention: David Gibbons
Facsimile: 202.626.3737

5.6.  Fees and Expenses. The Company and the Investor shall each pay its own costs and expenses in connection with its performance of this Agreement.

5.7.  Amendments and Waivers. Neither this Agreement nor any term of this Agreement may be amended, terminated or waived without the written consent of the Company and the Investor. Any amendment or waiver effected in accordance with this Section 5.7 shall be binding upon the Investor and each transferee of the securities, each future holder of all such securities, and the Company.

5.8.  Severability. The invalidity of unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.9.  Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.10.  Entire Agreement. This Agreement (including the Exhibits hereto) and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

5.11.  Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement, except as (a) otherwise provided in this Agreement, or (b) any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within 30 days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in the District of Columbia, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the Federal Rules of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The arbitrator shall award reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which the arbitrator determines a party to be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Columbia or any court of the District of Columbia having subject matter jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Investor Rights Agreement as of the date first above written.

MILLENNIUM CELL INC.:

By:
Name:
Title:

THE DOW CHEMICAL COMPANY:

By:
Name:
Title: